                        CERTIFICATE OF INCORPORATION

                                     of

                       CYPRUS AMAX FINANCE CORPORATION

   1.  The name of the corporation is:

                       Cyprus Amax Finance Corporation

   2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington County of New Castle. The name of its registered agent at such address is the Corporation Trust Company.

   3.  The nature of the business or purposes to be conducted or promoted is:

       To engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of Delaware.

   4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate to One Thousand Dollars ($1,000.00).

   5.  The name and mailing address of each incorporator is as follows:

   NAME                             MAILING ADDRESS
   ---------------------------      -----------------------------

   Greg A. Walker                   9100 E. Mineral Circle
                                    Englewood, CO  80112

   Kathleen J. Gormley              9100 E. Mineral Circle
                                    Englewood, CO  80112

   Sharon J. Fetherhuff             9100 E. Mineral Circle
                                    Englewood, CO  80112

   6. The name and mailing address of each person who is to serve as a director until the first annual meeting of stockholders or until their respective successors are elected and qualify are as follows:

   NAME                             MAILING ADDRESS
   ---------------------------      -----------------------------

   Milton H. Ward                   9100 E. Mineral Circle
                                    Englewood, CO  80112

   Gerald J. Malys                  9100 E. Mineral Circle
                                    Englewood, CO  80112

   Philip C. Wolf                   9100 E. Mineral Circle
                                    Englewood, CO  80112

The powers of the incorporators shall terminate upon the filing of this Certificate of Incorporation.

     7. No Director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a Director, except as to liability (i) for any breach of such Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for violations of Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to eliminate or limit further the liability of a Director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each Director of the Corporation shall be eliminated or limited to the fullest extent provided or permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article VI shall not adversely affect any right or protection of a Director under this Article VI, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article VI, prior to such repeal or modification.

     8. The Corporation shall indemnify, to the fullest extent permitted by the laws of the State of Delaware as from time to time may be in effect, any person against all liability and expense (including attorneys' fees, judgments, fines, ERISA settlement) incurred by reason of the fact that he is or was a Director or Officer of the Corporation, or, he is or was serving at the request of the Corporation as a Director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. Expenses (including attorneys' fees) incurred in defending any action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding to the full extent and under the circumstances permitted by the laws of the State of Delaware. The right to indemnification conferred upon such persons by this Article shall be a contract right. The person who is or was a Director, officer, employee, fiduciary, or agent of the Corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Corporation would have the power to indemnify against such liability under the provisions of this Article VII. The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this Certificate of Incorporation, any By-law, Agreement, vote of stockholders or disinterested Directors, statute, or otherwise, and shall inure to the benefit of their heirs, executors, and administrators. The provisions of this Article VII shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine in a specific instance or by resolution of general application.

     9.   The Corporation is to have perpetual existence.

     10. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

                                   Page 2
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     11.  Elections of Directors need not be by written ballot unless the By-
Laws of the Corporation shall so provide.

     Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

     12. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     WE, THE UNDERSIGNED, being each of the incorporators herein before named, for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Delaware, to make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 3rd day of June, 1994.



                                      ------------------------------------
                                      Greg A. Walker


                                      ------------------------------------
                                      Kathleen J. Gormley


                                      ------------------------------------
                                      Sharon J. Fetherhuff

                                   Page 3